Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Tokyo Lifestyle Co., Ltd. (the “Company”) on Form F-3 (File No. 333-274076 and File No. 333-281714) of our report dated July 10, 2026, with respect to our audits of the consolidated financial statements of Tokyo Lifestyle Co., Ltd. as of March 31, 2026 and 2025 and for each of the years in the two-year period ended March 31, 2026 appearing in the Annual Report on Form 20-F of Tokyo Lifestyle Co., Ltd. for the year ended March 31, 2026.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York
July 10, 2026